Toni Perazzo
Acting President and Chief Financial Officer
(650) 340-1888
FOR IMMEDIATE RELEASE

AeroCentury Corp. Earns $6.4 Million, or $4.17 per Share, in 2015
Portfolio Utilization Improves to 96% in 4Q15 Boosting Earnings to $3.1 Million or $1.99 per Share

BURLINGAME, California, March 2, 2016 /PRNewswire/ -- AeroCentury Corp. (NYSE MKT: ACY), an independent aircraft leasing company, today reported earnings totaling $3.1 million, or $1.99 per diluted share, in the fourth quarter of 2015, compared to $1.3 million, or $0.81 per diluted share, in the third quarter of 2015, and $0.5 million, or $0.32 per diluted share, in the fourth quarter of 2014.  The fourth quarter 2015 results reflect increased lease revenue due to improved utilization and higher gains from sales of aircraft.

Net income increased to $6.4 million, or $4.17 per diluted share, for the full year in 2015, compared to a net loss of $11.3 million, or ($7.32) per diluted share, for 2014.  The 2014 results included $18.7 million of non-cash pre-tax write-downs on older equipment. All reported results are unaudited.

During the fourth quarter of 2015, the Company sold three aircraft for cash, which generated gains totaling $6.3 million.  For all of 2015, the Company recorded gains totaling $12.0 million for the sale of nine aircraft, including five pursuant to sales-type finance leases.

Average utilization improved to 96% in the fourth quarter compared to 94% in the third quarter and 88% in the year-ago quarter.  For the full years of 2015 and 2014, utilization was 92% and 82%, respectively.

"Neal Crispin, our Founder, Chairman and President since the Company's inception, passed away in January," said Toni Perazzo, Acting President and Chief Financial Officer.  "His presence is greatly missed, and we are dedicated to carrying on his work and building on his legacy."

"Our niche in the aircraft leasing industry has gone through several cycles since we launched our business more than 25 years ago," Perazzo noted.  "Increased competition in the acquisition market has led to higher aircraft prices and lower lease rates.  Additional acquisitions are essential to the Company's continued success, and we carefully monitor market conditions and seek acquisition opportunities that make good economic sense."

Fourth Quarter 2015 Highlights (at or for the period ended December 31, 2015, compared to September 30, 2015 and December 31, 2014):

•	Average portfolio utilization increased to 96% during the fourth quarter of 2015, compared to 94% in the preceding quarter and 88% a year ago.
•
Total revenues were  $12.7 million for the fourth quarter of 2015, an increase of 64% compared to $7.8 million in the preceding quarter, and an increase of 106% compared to $6.2 million in the fourth quarter a year ago.

•
Operating lease revenues declined 5% to $6.2 million in the fourth quarter of 2015 from $6.5 million in the preceding quarter, as a result of asset sales in the fourth quarter, the effect of which was partially offset by increased revenue from an asset that was off lease during the third quarter.  Operating lease revenue increased 5% from $5.9 million in the fourth quarter of 2014 as a result of higher utilization.

•
Three aircraft were sold on a cash basis during the fourth quarter of 2015, generating $6.3 million in gains.  During the preceding quarter, the Company sold three aircraft pursuant to sales-type finance leases, generating gains totaling $1.1 million.  In the fourth quarter of 2014, two aircraft were sold generating gains totaling $0.2 million.

•
Total expenses increased to $7.9 million in the fourth quarter of 2015, up 34% from $5.9 million in the preceding quarter, primarily due to higher maintenance costs and non-cash impairment charges related to the Company's assets held for sale.  Total expenses were up 45% from $5.4 million in the fourth quarter a year ago, primarily as a result of the impairment charges and a one-time waiver by JetFleet Management Corp., the management company for the Company, of its management fee of approximately $1.2 million in the 2014 quarter.

•
Operating margin and net margin increased to 38% and 24%, respectively, in the fourth quarter of 2015 from 25% and 16%, respectively, for the preceding quarter and 13% and 8%, respectively, in the fourth quarter of 2014.

•	Book value per share was $26.35 at December 31, 2015, up 6% from $24.75 per share at September 30, 2015, and up 17% from $22.58 per share a year ago.
The following table shows the status of the Company's portfolio of aircraft and engines held for lease as of December 31, 2015, September 30, 2015 and December 31, 2014.

	December 31, 2015	% of net book value	September 30, 2015	% of net book value	December 31, 2014	% of net book value
Turboprop aircraft (*):
On lease	13	39%	15	42%	20	47%
Off lease - re-leasing	3	6%	3	6%	5	5%
Total turboprop aircraft	16	45%	18	48%	25	52%

Regional jet aircraft:
On lease	8	49%	8	47%	8	43%
Off lease - re-leasing	-	-	-	-	-	-
Total regional jet aircraft	8	49%	8	47%	8	43%

Engines:
On lease	2	5%	2	4%	-	-
Off lease - re-leasing	3	1%	3	1%	5	5%
Total engines	5	6%	5	5%	5	5%

(*) Decreases from period to period reflect cash sales, sales pursuant to sales-type finance leases, and reclassifications of assets to held for sale.

AeroCentury's portfolio currently consists of twenty-four aircraft and five engines held for lease and four aircraft that are held under sales-type finance leases.  The Company also holds three aircraft for sale, which reflects the sale of two regional jet aircraft in February 2016.  The Company's portfolio consists of ten different aircraft types.  The current customer base comprises fourteen airlines operating worldwide.

At December 31, 2015, total assets were $181.0 million, compared to $197.7 million a year ago, reflecting asset sales during 2015.

AeroCentury is an aircraft operating lessor and finance company specializing in leasing regional aircraft and engines utilizing triple net leases. The Company's aircraft and engines are leased to regional airlines and commercial users worldwide.

Selected Financial Information
(in thousands, except share and per share data)  (Unaudited)

	For the Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2015	2015	2014	2015	2014

Operating lease revenue	$6,186	$6,511	$5,915	$25,467	$21,913
Gain on disposal of assets	6,331	1,095	183	11,970	3,147
Maintenance reserves revenue (1)	-	-	-	589	3,394
Other income	230	185	101	507	252
	12,747	7,791	6,199	38,533	28,706

Depreciation	2,131	2,282	1,689	9,062	7,299
Maintenance costs	1,623	197	1,659	4,661	7,478
Interest	1,336	1,459	1,341	6,141	5,134
Management fees	1,321	1,411	-	5,581	3,865
Provision for impairment	1,135	-	218	1,282	18,737
Professional fees and other	331	529	510	1,785	3,439
	7,877	5,878	5,417	28,512	45,952

Income/(loss) before income taxes	4,870	1,913	782	10,021	(17,246)
Income tax provision/(benefit)	1,795	658	278	3,583	(5,952)
Net income/(loss)	$3,075	$1,255	$504	$6,438	$(11,294)

Earnings/(loss) per share:
Basic	$1.99	$0.81	$0.33	$4.17	$(7.32)
Diluted	$1.99	$0.81	$0.32	$4.17	$(7.32)

Shares used in per share computations:
Basic	1,543,257	1,543,257	1,543,257	1,543,257	1,543,257
Diluted	1,547,334	1,548,469	1,552,620	1,544,285	1,543,257

	12/31/15	9/30/15	12/31/14
Total assets (2)	$181,025	$191,310	$197,671
Total liabilities (2)	$139,746	$153,107	$162,830
Shareholders' equity	$41,279	$38,203	$34,841

(1)  Maintenance reserves revenue is dependent upon the amount of reserves retained upon lease terminations.
(2)  Reflects early adoption and retrospective application of Accounting Standards Update No. 2015-03, "Interest: Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs."

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